Exhibit 2.1

AMENDMENT TO AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT (the “Amendment”) to the Amended and Restated Agreement and Plan of Merger dated as of August 15, 2008 (the “Merger Agreement”), by and among FMG Acquisition Corp. (“Parent”), United Subsidiary Corp. (“Merger Sub”) and United Insurance Holdings, L.C. (the “Company”), is entered into by the parties hereto as of September 23, 2008.

RECITALS:

A. Parent, Company and Merger Sub intend to effect the merger of Merger Sub with and into the Company (the “Merger”), with the Company continuing as the surviving entity in the Merger, as a result of which the entire issued and outstanding membership interest of the Company (the “Membership Interest”) will automatically be exchanged into the right to receive the Merger Consideration (as defined herein), without interest, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Florida Business Corporation Act (the “FBCA”) and the Florida Limited Liability Company Act (the “Florida Act”), each as amended.

B. Parent, Company and Merger Sub entered into an Amended and Restated Agreement and Plan of Merger as of August 15, 2008.

C. Parent, Company and Merger Sub desire to amend and modify the Merger Agreement, as set forth in this Amendment.

D. The undersigned, acting under authority granted by their respective Boards of Directors, have determined it is advisable and in the best interests of each of Parent, Merger Sub and the Company, and their respective stockholders and members, that the Merger Agreement be amended and modified as set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

All capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

1.	Section 1.3(a), subsections (v), (vi) and (vii) are deleted in their entirety and replaced with the following:

“(v) In addition to Sections 1.3(a)(i)-(iv), a number of shares of Common Stock equal to the quotient obtained by dividing (A) by (B), in accordance with the allocation set forth in Exhibit A. For the purposes of this subsection, (A) is the product obtained by multiplying (1) the percentage of Common Stock which will be owned by the Members in the aggregate immediately following the Closing, after giving effect to the shares purchased by FMG, its officers, directors or affiliates in privately negotiated transactions with a limited number of institutional investors at or prior to the Special Meeting (the “Privately Purchased Shares”) and the Exchange Offer and (2) the amount of the original issue discount (“OID”) of the Notes and (B) is $8.00;

(vi) In addition to Sections 1.3(a)(i)-(v), a number of shares of Common Stock equal to the quotient obtained by dividing (A) by (B), in accordance with the allocation set forth in

Exhibit A. For the purposes of this subsection, (A) is the product obtained by multiplying (1) the percentage of Common Stock which will be owned by the Members in the aggregate immediately following the Closing, after giving effect to the Privately Purchased Shares and the Exchange Offer and (2) ten percent (10%) of the amount of cash required for the Privately Purchased Shares above the sum of $11,232,884 (being the amount reserved for the conversion rights of the public stockholders) and the cash proceeds received from the sale of Notes and (B) is $8.00;

(vii) In addition to Sections 1.3(a)(i)-(vi), a number of shares of Common Stock equal to the product obtained by multiplying (A) by (B) and dividing the resulting product by (C), in accordance with the allocation set forth in Exhibit A. For purposes of this subsection, (A) is the percentage of Common Stock which will be owned by the Members in the aggregate immediately following the Closing, on a fully diluted basis, after giving effect to the Privately Purchased Shares and the Exchange Offer and (B) is the product obtained by multiplying the excess of the average per share price of the Privately Purchased Shares over $8.00 and the sum of (1) the number of shares of Common Stock received by the Company in the Exchange Offer and (2) the number of Privately Purchased Shares and (C) is $8.00; and”

2.	Section 6.1(g) of the Merger Agreement is deleted in its entirety and replaced with the following:

“(g)	Private Placement. The Private Placement shall have been consummated.”

3. The parties hereto agree that all of the provisions of Article IX – Miscellaneous are hereby incorporated by reference into this Amendment and shall fully apply to this Amendment as if such provisions were set forth herein.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement and Plan of Merger to be signed and delivered by their respective duly authorized officers as of the date first above written.

UNITED INSURANCE HOLDINGS, L.C.

By:	/s/ Gregory C. Branch
Name:	Gregory C. Branch
Title:	Chairman

FMG ACQUISITION CORP.

By:	/s/ Gordon G. Pratt
Name:	Gordon G. Pratt
Title:	Chairman and President

UNITED SUBSIDIARY CORP.

By:	/s/ Gordon G. Pratt
Name:	Gordon G. Pratt
Title:	Chairman and President